Exhibit 10.16

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is made and entered into this 28th day of October, 2019 (the “Effective Date”), by and between BERKSHIRE GREY, INC., a Delaware corporation (“Company”), and STEVEN JOHNSON (“Executive”).

WHEREAS, Company wishes to employ Executive as its President and Chief Operating Officer;

WHEREAS, Executive represents that Executive possesses the necessary skills to perform the duties of this position and that Executive has no obligation to any other person or entity which would prevent, limit or interfere with Executive’s ability to do so; and

WHEREAS, Executive and Company desire to enter into this Agreement to govern the terms of Executive’s employment as of the mutually agreed upon start date of October 28, 2019 (the “Commencement Date”).

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1. Roles and Duties. Effective as of the Commencement Date and subject to the terms and conditions of this Agreement and commencing on the Commencement Date, Company shall employ Executive as its President and Chief Operating Officer, reporting to Company’s Chief Executive Officer (“CEO”). Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform to the best of Executive’s ability the duties normally associated with such position and as reasonably determined by the CEO or the Company’s Board of Directors (the “Board”) in good faith. During Executive’s employment, Executive shall devote all of Executive’s business time and energies to the business and affairs of Company, provided that nothing contained in this Section 1 shall prevent or limit Executive’s right to manage Executive’s personal investments on Executive’s own personal time, including the right to make passive investments in the securities of: (a) any entity which Executive does not control, directly or indirectly, and which does not compete with Company, or (b) any publicly held entity so long as Executive’s aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity. Executive shall not engage in other non-Company related business activities of any nature whatsoever (including board memberships) without Company’s prior written consent, except that Executive may be involved in civic and charitable activities so long as such activities do not interfere with Executive’s performance of Executive’s duties hereunder (including Executive’s full devotion of business time and energies to the business and affairs of Company, as described above).

2. Term of Employment.

(a) Term. Subject to the terms hereof, Executive’s employment hereunder shall commence on the Commencement Date and shall continue until terminated hereunder by either party (such term of employment referred to herein as the “Term”).

(b) Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate upon the earliest to occur of the following:

(i) Death. Immediately upon Executive’s death;

(ii) Termination by Company.

(A) If because of Executive’s Disability (as defined in Section 2(c)), upon written notice by Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by Company;

(B) If for Cause (as defined in Section 2(d)), upon written notice by Company to Executive that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Company; or

(C) If by Company for one or more reasons other than Disability or Cause, upon written notice by Company to Executive that Executive’s employment is being terminated, which termination shall be effective immediately after the date of such notice or such later date as specified in writing by Company.

(iii) Termination by Executive.

(A) If for Good Reason (as defined in Section 2(e)), upon written notice by Executive to Company that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if Company has cured the circumstances giving rise to the Good Reason, then such termination shall not be effective; or

(B) If without Good Reason, written notice by Executive to Company that Executive is terminating Executive’s employment, which termination shall be effective at least thirty (30) days after the date of such notice.

Notwithstanding anything in this Section 2(b), Company may at any point terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated hereunder.

(c) Definition of “Disability”. For purposes of this Agreement, “Disability” means long-term disability of the Executive that has resulted in entitlement to commencement of long-term disability benefits under the Company long-term disability policy applicable to Executive, as determined pursuant to the provisions of such policy.

(d) Definition of “Cause”. As used herein, “Cause” shall mean: (i) Executive’s willful failure or refusal to perform Executive’s duties, insubordination, substantial malfeasance or nonfeasance of duty that continues fifteen (15) days after written notice from the Company; (ii) Executive’s conviction of or a plea of nolo contendere to any felony; (iii) fraud, embezzlement or an act of material dishonesty by Executive that causes material injury to the Company; (iv) illegal misconduct or gross misconduct by Executive in connection with the business of the Company that (A) continues fifteen (15) days after written notice from the Company or (B) causes material injury to the Company or its prospects; or (v) Executive’s material breach of Executive’s employment, non-disclosure, invention assignment, non-solicitation, non-competition or similar obligation of the Executive to the Company; provided that in each case the Company terminates Executive’s employment within sixty-five (65) days from the date that Cause first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Cause, and failure to adhere to such conditions in the event of Cause shall not disqualify Company from asserting Cause for any subsequent occurrence of Cause.

(e) Definition of “Good Reason”. As used herein, “Good Reason” shall mean: (i) relocation of Executive’s principal business location to a location more than twenty-five (25) miles from Executive’s then-current business location; (ii) a material diminution in Executive’s duties, authority or responsibilities or assignment of duties inconsistent with position as President and/or Chief Operating Officer; (iii) a material reduction in Executive’s Base Salary or Annual Performance Bonus target percentage; or (iv) Company’s material breach of material term of this Agreement; provided that in each case (A) Executive provides Company with written notice that Executive intends to terminate Executive’s employment hereunder for one of the grounds set forth in this Section 2(e) within thirty (30) days of Executive’s awareness of such ground occurring, (B) if such ground is capable of being cured, Company has failed to cure such ground within a period of sixty (60) days from the date of such written notice, and (C) Executive terminates Executive’s employment within thirty (30) days of the expiration of Company’s cure period. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and any successor statute, regulation and guidance thereto.

3. Compensation.

(a) Base Salary. Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of Three Hundred Thousand Dollars ($300,000). The Base Salary shall be payable in substantially equal periodic installments in accordance with Company’s payroll practices as in effect from time to time, and pro-rated for any partial pay period. Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. The Board or an appropriate committee thereof shall review the Base Salary on an annual basis for increase, which shall be at the sole discretion of the Board

(b) Annual Performance Bonus. Executive shall be eligible to receive an annual cash bonus (the “Annual Performance Bonus”), with the initial target amount of such Annual Performance Bonus equal to fifty percent (50%) of Executive’s Base Salary in the year to which the Annual Performance Bonus relates (which percentage target may be increased, but not decreased, by the Company in its sole discretion), pro-rated for any partial year of service; provided that (A) the actual amount of the Annual Performance Bonus may be greater or less than such target amount and (B) the amount of the Annual Performance Bonus, if any, shall be determined by the Board or an appropriate committee thereof in its sole discretion, and shall be paid to Executive no later than March 15th of the calendar year immediately following the calendar year in which it was earned. Except as provided in Sections 4(c)(iii) or 4(d)(ii) below, Executive must be employed by Company on the date on which the Annual Performance Bonus is paid in order to be eligible for, and to be deemed as having earned, such Annual Performance Bonus. Company shall deduct from the Annual Performance Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.

(c) Equity. Subject to approval of the Board or an appropriate committee thereof, Company shall, on the Commencement Date or as soon as practicable thereafter, grant and/or issue Executive equity incentives covering an aggregate of One Million, One Hundred and Ninety One Thousand and Eight Hundred and Seventy-Two (1,191,872) shares of common stock of the Company (the “Shares”), constituting three percent (3%) of the Company’s fully diluted equity pro forma for the closing of the Second Tranche issuance of the Company’s Series B-2 Preferred Stock, in each case pursuant to the terms of the Company’s 2013 Stock Option and Purchase Plan (the “Plan”), as follows: Executive shall purchase the Shares at a per share purchase price equal to the Fair Market Value of the Company’s common stock on the date of grant, pursuant to the Company’s standard form of restricted stock purchase agreement, and payable by delivery of (i) a Partial Recourse Secured Promissory Note substantially in the form of Exhibit A hereto, in the amount equal to the aggregate purchase price for such Shares and (ii) a Pledge Agreement substantially in the form of Exhibit B hereto, pursuant to which all such Shares are pledged to secure such promissory note.

The Shares shall vest as follows, provided that in each case Executive must remain employed by Company on the vesting date, except as otherwise set forth herein or in the Plan:

(A) fifty percent (50%) of all such Shares, or 595,936 Shares (the “Time Based Shares”), shall vest as follows: twenty five percent (25%), or 148,984, of the Time Based Shares shall vest on the first (1st) anniversary of the Commencement Date (the “First Vesting Date”), and thereafter, on the last day of each full succeeding one (1) month period for the three (3) years following such First Vesting Date, an additional 2.0833%, or 12,415.3333 of the Time Based Shares shall vest, until one hundred percent (100%) of the Time Based Shares are vested; and

(B) fifty percent (50%) of all such Shares, or 595,936 Shares (the “Performance Shares”), shall vest upon the occurrence of the following milestones:

1)	33.33% of the Performance Shares, or 198,645.3333 Performance Shares, shall vest upon the Company’s hiring of 2 or more general managers and its booking of unconditional orders of at least $100 million;

2)	33.33% of the Performance Shares, or 198,645.3333 Performance Shares, shall vest upon the Company achieving LTM (last twelve months) revenue of at least $100 million; and

3)	33.33% of the Performance Shares, or 198,645.3333 Performance Shares, shall 0.5% upon the Company achieving LTM (last twelve months) revenue of at least $250 million.

For clarity, should the Company achieve milestones 2) and 3) in the same 12-month period, or in two separate periods where one or more of such 12 months overlap, Executive’s Performance Shares shall vested under both milestone 2) and 3).

(d) Paid Time Off.  Executive may take unlimited paid time off each year, scheduled in a manner so as to minimize disruption to the Company’s operations, in each case as approved in advance by the CEO.

(e) Fringe Benefits. Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to Company senior executives. Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits may be amended by Company from time to time in its sole discretion.

(f) Corporate Apartment. The Company shall source and pay for a furnished corporate apartment within reasonable proximity to the Company’s offices, and shall pay the reasonable utility costs associated with such corporate apartment.

(g) Reimbursement of Expenses. Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. In addition, the Company shall reimburse up to $10,000 of Executive’s reasonable attorneys’ fees incurred in connection with the negotiation of this Agreement.

(h) Indemnification. Executive shall be entitled to indemnification with respect to Executive’s services provided hereunder pursuant to Delaware law, the terms and conditions of Company’s certificate of incorporation and/or by-laws, Company’s directors and officers (“D&O”) liability insurance policy, and Company’s standard indemnification agreement for directors and officers as executed by Company and Executive.

4. Payments upon Termination.

(a) Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means: (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with Company and has not yet been paid; and (ii) the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and not yet reimbursed. Executive’s entitlement to any other compensation or benefit under any plan of Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

(b) Termination by Company for Cause, by Executive without Good Reason, or as a Result of Executive’s Disability or Death. If Executive’s employment hereunder is terminated by Company for Cause, by Executive without Good Reason, or as a result of Executive’s Disability or death, then Company shall pay the Accrued Obligations to Executive promptly following the effective date of such termination and shall have no further obligations to Executive.

(c) Termination by Company without Cause or by Executive for Good Reason. In the event that Executive’s employment is terminated by action of Company other than for Cause, or Executive terminates Executive’s employment for Good Reason (and, solely with respect to subsection (iii)(A) below concerning Executive’s prior year bonus, as a result of Executive’s Disability or death), then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions of Section 4(e) (including Executive’s execution of the Release):

(i) Severance Payments. Payment in an amount equal to Executive’s then-current Base Salary for a twelve (12) month period, less all customary and required taxes and employment-related deductions, paid in equal installments commencing on the first payroll date following the date on which the separation agreement under Section 4(e) becomes effective and non-revocable; provided that such payment shall be made within seventy (70) days following the effective date of termination from employment, and further provided that if the 70th day falls in the calendar year following the year during which the termination or separation from service occurred, then the payments will commence in such subsequent calendar year, and further provided that if such payments commence in such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since Employee’s separation from service.

(ii) Benefits Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Company shall continue to provide Executive medical insurance coverage at no cost to Executive to the same extent that such insurance continues to be provided to similarly situated executives at the time of Executive’s termination, until the earlier to occur of twelve (12) months following Executive’s termination date or the date Executive becomes eligible for commencement of comparable benefits with a subsequent employer. Executive shall bear responsibility for applying for COBRA continuation coverage. Company shall have no obligation to provide Executive such coverage if Executive fails to elect COBRA benefits in a timely fashion.

(iii) Prior Year Bonus; Severance Bonus.

(A)	If Executive’s termination occurs after December 31 of the preceding year but prior to payment of the bonus with respect to such year, and the Board or an appropriate committee thereof determines to pay bonuses to C-level executives generally at a discretionary percentage based in part on the achievement of corporate goals for such year, the Company shall pay Executive a severance bonus in an amount equal to such discretionary percentage of Executive’s target Annual Performance Bonus for such year, less customary and required taxes and employment-related deductions, such payment to be paid at the same time as bonuses paid to other C-level executives; and

(B)	If, with respect to the year in which Executive’s employment is terminated, the Board or an appropriate committee thereof determines to pay bonuses to C-level executives at a discretionary percentage based in part on the achievement of corporate goals for such year, the Company shall pay a severance bonus in an amount equal to such discretionary percentage of Executive’s target Annual Performance Bonus for such year, prorated for the period of time worked by Executive, less customary and required taxes and employment-related deductions. Such payment under this clause (B) shall be subject to approval by the Board or an appropriate committee thereof for C-level executives generally at the end of the year and shall be paid at the same time as bonuses paid to other C-level executives.

(iv)  Partial Equity Acceleration. The vesting of Executive’s Time Based Shares, and any other time-based equity incentives granted to the Executed, shall be accelerated to a date that is six (6) months following the date of Executive’s termination of employment; provided that if Executive’s termination occurs prior to the six (6) month anniversary of the Commencement Date, the vesting of Executive’s Time Based Shares shall be to the first anniversary of the Commencement Date.

(d) Termination by Company without Cause or by Executive for Good Reason Following a Change of Control. In the event that a Change of Control (as defined below) occurs, and within a period of three (3) months prior to and six (6) months following the Change of Control either Executive’s employment is terminated other than for Cause, or Executive terminates Executive’s employment for Good Reason (and, solely with respect to subsection (ii)(A) below concerning Executive’s prior year bonus, as a result of Executive’s Disability or death), then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions in Section 4(e) (including Executive’s execution of the Release):

(i) Severance Payments. Payment in one lump sum of an amount equal to Executive’s then-current Base Salary for a twelve (12) month period, less customary and required taxes and employment-related deductions, such lump sum to be paid on the first payroll date following the date on which the separation agreement under Section 4(e) becomes effective and non-revocable; provided that such payment shall be made within seventy (70) days following the effective date of termination from employment.

(ii) Prior Year Bonus; Severance Bonus.

(A)	If Executive’s termination occurs after December 31 of the preceding year but prior to payment of the bonus with respect to such year, and the Board or an appropriate committee thereof determines to pay bonuses to C-level executives generally at a discretionary percentage based in part on the achievement of corporate goals for such year, the Company shall pay Executive a severance bonus in an amount equal to such discretionary percentage of Executive’s target Annual Performance Bonus for such year, less customary and required taxes and employment-related deductions, such payment to be paid at the same time as bonuses paid to other C-level executives; and

(B)	With respect to the year in which Executive’s employment is terminated, the Company shall pay a severance bonus in an amount equal to 100% of Executive’s target Annual Performance Bonus for such year, less customary and required taxes and employment-related deductions. Such payment under this clause (B) shall be paid on the first payroll date following the date on which the separation agreement under Section 4(e) becomes effective and non-revocable; provided that such payment shall be made within seventy (70) days following the effective date of termination from employment.

(iii) Equity Acceleration. On the date of termination of Executive’s employment, Executive shall become fully vested in any and all equity awards outstanding as of the date of Executive’s termination.

(iv) Benefits Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under COBRA, Company shall continue to provide Executive medical insurance coverage at no cost to Executive to the same extent that such insurance continues to be provided to similarly situated executives at the time of Executive’s termination, until the earlier to occur of twelve (12) months following Executive’s termination date or the date Executive becomes eligible for commencement of comparable benefits from a subsequent employer. Executive shall bear full responsibility for applying for COBRA continuation coverage. Company shall have no obligation to provide Executive such coverage if Executive fails to elect COBRA benefits in a timely fashion.

As used herein, a “Change of Control” shall mean the occurrence of any of the following events:

(i)  Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Company representing fifty percent (50%) or more of the total voting power represented by Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by Company, or any affiliate, parent or subsidiary of Company, or by any employee benefit plan of Company) pursuant to a transaction or a series of related transactions; or

(ii)  Merger/Sale of Assets. (A) A merger or consolidation of Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the Company’s stockholders approve an agreement for the sale or disposition by Company of all or substantially all of Company’s assets.

The severance payments and benefits described in Section 4(c) and 4(d) shall be in lieu of, and not in addition to, each other. Accordingly, in the event that Executive is eligible for the severance payments and benefits under Section 4(d), Executive shall not be eligible for the severance payments and benefits under Section 4(c) (and vice versa).

(e) Execution of Separation Agreement. Company shall not be obligated to pay Executive any of the severance payments, bonus, benefits or accelerated equity described in this Section 4 unless and until Executive has executed (without revocation) a timely separation agreement in substantially the form attached at Exhibit C hereto, which shall be provided to Executive within ten (10) days following separation from service, and signed by Executive and returned to Company no later than the time period set forth in such separation agreement.

(f) COBRA. If the payment of any COBRA or health insurance premiums by Company on behalf of Executive as described herein would otherwise violate any applicable nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the COBRA premiums paid by Company shall be treated as taxable payments (subject to customary and required taxes and employment-related deductions) and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code. If Company determines in its sole discretion that it cannot provide the COBRA benefits described herein under Company’s health insurance plan without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Company shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the sum of the monthly (or then remaining) COBRA premiums that Executive would be required to pay to maintain Executive’s group health insurance coverage in effect on the separation date for the remaining portion of the period for which Executive shall receive the payments described in Sections 4(b) or 4(c) above.

(g) No Other Payments or Benefits Owing. The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth above and Executive shall not be eligible for any other payments or other forms of compensation or benefits. The payments and benefits set forth in Section 4 shall be the sole remedy, if any, available to Executive in the event that Executive brings any claims against Company relating to the termination of Executive’s employment under this Agreement.

5. Prohibited Competition And Solicitation. Executive expressly acknowledges that: (a) there are competitive and proprietary aspects of the business of Company; (b) during the course of Executive’s employment, Company shall furnish, disclose or make available to Executive confidential and proprietary information and may provide Executive with unique and specialized training; (c) such Confidential Information and training have been developed and shall be developed by Company through the expenditure of substantial time, effort and money, and could be used by Executive to compete with Company; and (d) in the course of Executive’s employment, Executive shall be introduced to customers and others with important relationships to Company, and any and all “goodwill” created through such introductions belongs exclusively to Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Executive and any customers of Company. In light of the foregoing acknowledgements and as a condition of employment hereunder, Executive agrees to execute and abide by Company’s Non-Competition, Non-Solicitation, Non-Disclosure and Intellectual Property Agreement.

6. Property and Records. Upon the termination of Executive’s employment hereunder, or if Company otherwise requests, Executive shall: (a) return to Company all tangible business information and copies thereof (regardless how such Confidential Information or copies are maintained) in his possession, and (b) deliver to Company any property of Company which may be in Executive’s possession, including, but not limited to, cell phones, smart phones, laptops, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

7. Code Sections 409A and 280G.

(a) In the event that the payments or benefits set forth in Section 4 of this Agreement constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

(i) Any termination of Executive’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 7(a) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii) Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.

(b) It is intended that each installment of the payments and benefits provided under Section 4 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(d) If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

8. General.

(a) Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

•	Notices to Executive shall be sent to:

The last known address in Company’s records or such other address as Executive may specify in writing.

•	Notices to Company shall be sent to:

Berkshire Grey, Inc.

10 Maguire Rd

Lexington, MA 02421

Attn: Chief Executive Officer

or to such other Company representative as Company may specify in writing, with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn: Lewis J. Geffen

(b) Modifications; Amendments; Waivers; Consents. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(c) Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company.

(d) Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule. Any legal action permitted by this Agreement to enforce an award or for a claimed breach shall be governed by the laws of the Commonwealth of Massachusetts and shall be commenced and maintained solely in any state or federal court located in the Commonwealth of Massachusetts, and both parties hereby submit to the jurisdiction and venue of any such court.

(e) Jury Waiver. ANY ACTION, DEMAND, CLAIM, OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

(f) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(g) Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(h) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

STEVEN JOHNSON	BERKSHIRE GREY, INC.

/s/ Steven Johnson	By:	/s/ Thomas Wagner
Signature		Name: Thomas Wagner
Address: 206 W Cundys Point Road		Title: President and CEO
Harpswell, ME 04079